Results of November 11, 2004 shareholder meeting

An annual meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.



At the meeting, each of the nominees for Trustees was elected, as follows:

	     		Votes		Votes
			For		Withheld
Jameson A. Baxter	43,762,901	1,752,192
Charles B. Curtis	43,763,445	1,751,648
Myra R. Drucker		43,698,010	1,817,083
Charles E. Haldeman, Jr.43,741,894	1,773,199
John A. Hill		43,765,454	1,749,639
Ronald J. Jackson*	43,765,482	1,749,611
Paul L. Joskow		43,776,492	1,738,601
Elizabeth T. Kennan	43,749,991	1,765,102
John H. Mullin, III	43,752,155	1,762,937
Robert E. Patterson	43,738,373	1,776,720
George Putnam, III	43,693,604	1,821,489
A.J.C. Smith+		43,651,617	1,863,476
W. Thomas Stephens	43,807,793	1,707,299
Richard B. Worley	43,744,307	1,770,786


* Mr. Jackson resigned from the Board of Trustees on June 10,
2005.
+ Mr. Smith resigned from the Board of Trustees on January 14,
2005.

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	     Votes	Votes			Abstentions
		For	Against

	31,211,273	2,609,612		11,694,208




A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:


	     Votes	Votes			Abstentions
		For	Against
	31,385,253	2,375,154		11,754,686



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:


	     Votes	Votes			Abstentions
		For	Against
	32,598,840	1,334,739		11,581,514



A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted borrowings loans are not prohibited was approved as follows:

	     Votes	Votes			Abstentions
		For	Against
	31,967,964	1,701,492		11,845,637







January 10, 2005 meeting


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	     Votes	Votes			Abstentions
		For	Against

	31,866,342	1,722,631		12,037,711


All tabulations are rounded to the nearest whole number.